BlackRock Funds II
BlackRock Inflation Protected Bond Portfolio
(the "Fund")

77D(b),(c)

Policies with respect to security investments
The Fund currently operates as a diversified fund under the Investment Company Act of 1940, as amended. Effective October
23, 2017, the following changes were made to the Fund's Summary
Prospectuses and Prospectuses, as applicable:

The fifth paragraph in the section of each Summary Prospectus entitled "Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Investment Strategies of the Fund" and the section of each Prospectus entitled "Fund Overview - Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Investment Strategies of the Fund" were deleted in their entirety.

The section of each Summary Prospectus entitled "Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Risks of Investing in the Fund" and the section of each Prospectus entitled "Fund Overview - Key Facts About BlackRock Inflation Protected Bond Portfolio - Principal Risks of Investing in the Fund" were amended to delete "Non-Diversification Risk."

The fifth paragraph in the section of each Prospectus entitled
"Details About the Fund - How the Fund Invests - Principal
Investment Strategies" was deleted in its entirety.

The section of each Prospectus entitled "Details About the Fund
- Investment Risks - Principal Risks of Investing in the Fund" was amended to delete "Non-Diversification Risk."